Exhibit 10.1

11/3/25

Michael Edell
Re: Employment Offer – Interim Chief Operating Officer

Dear Michael,

We are pleased to offer you the position of Interim Chief Operating Officer (“Interim COO”) with SenesTech, Inc. (the “Company”), reporting directly to the Chief Executive Officer, Joel Fruendt. Your employment will begin on November 3, 2025. This offer letter (“Letter Agreement”) sets forth the terms and conditions of your employment.

1.	Position and Responsibilities. As Interim COO, you will be responsible for overseeing the Company’s operational functions and providing strategic leadership as directed by the Chief Executive Officer and the Board of Directors (the “Board”). You agree to devote your best efforts the duties of your position, and to comply with all Company policies, rules, and procedures as they may be adopted or amended from time to time. You agree that you will not provide services, whether as a contractor, consultant, or employee, for any other person or entity, if the performance of such services would materially interfere with the performance of your duties as Interim COO.

2.	Compensation. This is an exempt position. You will earn $30,000 per month, less applicable taxes and withholdings, payable in accordance with the Company’s payroll policies.

In addition, you will be eligible for the following bonus opportunities, subject to the discretion and approval of the Board:

●	A potential Q42025 bonus of up to $25,000, to be determined by the Board

A potential Q12026 bonus of up to $30,000, to be determined by the Board

No other forms of compensation, including additional bonuses, commissions, or equity awards, will be provided unless specifically authorized in writing by the Company.

3.	Term and Termination. Your employment will begin on November 3, 2025 and continue for a period of six (6) months thereafter, unless terminated earlier in accordance with this Section 3.

The Company may terminate your employment without Cause upon sixty (60) days’ advance written notice (the “Notice Period”). The Company, in its sole discretion, may choose to relieve you of your duties for the Company immediately, but you will remain an employee and continue to be paid your regular salary during the Notice Period.

You may terminate your employment for any reason upon sixty (60) days’ advance written notice.

The Company may terminate your employment at any time for Cause. For purposes of this Letter Agreement, “Cause” means:

●	Your repeated refusal to perform duties reasonably assigned to you by the Board;

●	Gross negligence or willful misconduct in the performance of your duties for the Company that results in financial or reputational harm to the Company;

●	Your conviction of or plea of guilty or nolo contendere to a felony;

●	Your breach of Section 9 of this Letter Agreement;

●	Committing fraud or embezzlement against the Company;

●	Performing your duties for the Company while under the influence of alcohol or illegal drugs; or

●	Your material violation of the Companies policies prohibiting discrimination, harassment, and retaliation in the workplace.

4.	At-Will Employment. Your employment with the Company is strictly at-will, which means that either you or the Company may terminate the employment relationship at any time, for any lawful reason, subject to the provisions set forth in Section 3 of this Letter Agreement. Nothing in this Letter Agreement or in any other oral or written communication shall be construed to create any contract of employment for a specific period of time or to require termination only for Cause.

5.	Reimbursement of Expenses. All reasonable and necessary business expenses that you document and incur in the ordinary course of business will be reimbursed according to Company policies and applicable law; provided, however, that you must submit your request for reimbursement within thirty (30) days of incurring such expenses.

6.	Benefits. Given the interim and at-will nature of this role, you will not be eligible for Company-sponsored benefits, including but not limited to health insurance, retirement plans, paid time off, or other fringe benefits, except as required by California law. Notwithstanding the foregoing, you will be covered by the Company’s D&O insurance policy. The Company shall also indemnify and hold you harmless from and against any and all damages, liabilities, loss, cost, or expenses (including reasonable attorney’s fees and costs) arising out of or in connection with any claim, demand, suit, proceeding, action or cause of action asserted by any person, firm or corporation, relating to the violation of infringement of the rights of such person, firm or corporation related to the reasonable execution of your duties or the breach by the Company of any of the provisions of this Letter Agreement.

7.	Severance/Separation. You are not entitled to, nor eligible for, severance pay, separation pay, or any other post-termination compensation following the end of your employment, except as specifically provided for in Section 3 herein.

8.	Confidentiality and Company Property. You will be required to comply with the Company’s confidentiality and proprietary information obligations, including executing the Company’s Proprietary Information and Inventions Agreement before beginning employment. All Company property, materials, and confidential information must be returned immediately upon termination of employment.

9.	Competition during Employment. During your employment with the Company, you shall not, directly or indirectly, whether as owner, principal, agent, shareholder, employee, partner, lender, venturer with or consultant to any person, firm, partnership, corporation, limited liability company or other entity (each, a “Person”), whether or not compensation is received, (i) acquire or own in any manner any interest in any firm, partnership, corporation, association or other Person that engages in the business of fertility control and animal pest management other than the Company (the “Business”), provided however, that ownership of five percent (5%) or less of stock in a company engaged in the Business as part of a mutual fund or similar investment vehicle shall not be deemed a breach of this provision, or (ii) perform services for, whether as an employee, agent, officer, director, manager, contractor, consultant, or in any other capacity, any Person that engages or plans to engage in the Business other than the Company.

10.	Governing Law. This Letter Agreement and your employment with the Company will be governed by the laws of the State of California.

11.	Entire Agreement. This Letter Agreement constitutes the entire agreement between you and the Company with respect to the terms and conditions of your employment and supersedes all prior or contemporaneous understandings, representations, or agreements, whether written or oral. Any modification of this Letter Agreement must be in writing and signed by both you and an authorized representative of the Company.

If you agree with the terms and conditions outlined above, please sign and date this letter below by 11/3/25, via Adobe Signature (it will be emailed to you) and a copy will also be sent to you after all parties have signed.

We look forward to your continued contributions and leadership during this interim period.

Acknowledgment and Acceptance of Employment Offer:

I, Michael Edell, accept employment with SenesTech, Inc. and acknowledge and agree to the terms and conditions set forth in this offer letter, position description and attachments:

/s/ Michael Edell	11/06/2025
Signature	Date Accepted

Acknowledgments:

Joel Fruendt (Supervisor):	/s/ Joel Fruendt	11/06/2025
Chief Executive Officer	Signature	Date Acknowledged

Human Resources:	/s/ Stephanie Zigman	11/07/2025
	Signature	Date Processed/Filed